FOR IMMEDIATE RELEASE

ABX AIR CREATES CHIEF OPERATING OFFICER POSITION

Hires Industry Veteran John Graber

WILMINGTON, OH - July 10, 2007 - ABX Air (NASDAQ:ABXA) announced today that it has hired John Graber, an airline industry veteran, to fill the new position of Chief Operating Officer.

Graber, 50, an industry veteran with over two decades of civil and military operational experience, will report to President & CEO Joe Hete, and have direct responsibility for Flight Operations, Maintenance and Engineering, and Ground Services.

Graber comes to ABX Air from AAR Corporation, where he was the President and General Manager of Aircraft Services Indianapolis - one of the largest maintenance and repair organizations in the nation. Before that, he was the Senior Vice President of Operations and General Manager of the military and charter businesses at ATA Airlines. His experience includes over 10,000 hours of flight time as a pilot. He holds an MBA from the University of Notre Dame.

"John provides added expertise to ensure our continued operational excellence as our business continues to grow," Hete said. "We're looking forward to having his business skills, experience and energy working for ABX Air."

ABX Air is a Part 121 cargo airline that operates out of Wilmington, Ohio, and 16 hubs throughout the United States. In addition to providing airlift capacity and sort facility staffing to DHL, ABX Air provides charter, maintenance and package handling services to a diverse group of customers. ABX Air operates an FAA certified 145 Repair Station. ABX is the largest employer in a several-county area in southwestern Ohio.

Contact:

Beth Huber

ABX Air, Inc.

937-366-2536